Exhibit 12.2


                       SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDENDS
                          (Dollar amounts in thousands)



                                  Nine Months Ended
                                     September 30,                           Year Ended December 31,
                                ---------------------    ------------------------------------------------------------
                                  2000         1999          1999         1998        1997        1996         1995
                                --------    ---------    ----------   ---------  ----------    ---------   ----------
Earnings (loss) from Operations $321,275    $(133,574)   $(134,135)   $(156,351) $   80,732    $  84,128   $ (196,871)
Less: Equity in earnings from
    equity investees            (285,872)     (58,376)     (78,899)      71,950   (170,576)     (168,473)     (45,685)
Add: Dividends received from
    equity investees             109,965      119,479      150,756      144,757     110,082       74,652       62,838
Other                                 --           --        2,612        7,124      18,003           --      158,444(b)
                               ---------    ---------     --------     --------    --------    ---------   ----------
Net Earnings (loss) from
 Operations                      145,368      (72,471)     (59,666)      67,480      38,241       (9,693)     (21,274)
Add:
    Interest Expense              88,462      101,333      133,454       82,203     104,434      117,224      103,804
                               ---------    ---------     --------     --------    --------    ---------   ----------

Earnings as Adjusted           $ 233,830    $  28,862     $ 73,788     $149,683    $142,675    $ 107,531   $   82,530
                               =========    =========     ========     ========    ========    =========   ==========

Combined Fixed Charges and
  Preferred Share Dividends:
    Interest Expense           $  88,462    $ 101,333     $133,454     $ 82,203    $104,434    $ 117,224   $  103,804
    Capitalized Interest           1,983        7,603        8,209       26,703      69,883       11,448        4,404
                               ---------    ---------     --------     --------    --------    ---------   ----------
                                  90,445      108,936      141,663      108,906     174,317      128,672      108,208
  Preferred Share
    Dividends(c)(d)               19,186       15,318       20,280       22,368(e)   15,416       12,352           --
                               ---------    ---------    ---------     --------    --------    ----------   ---------

Combined Fixed Charges and
  Preferred Share Dividends    $ 109,631    $ 124,254    $ 161,943     $ 131,274   $189,733    $ 141,024    $ 108,208
                               =========    =========    =========     =========   ========    =========    =========

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Share Dividends                    2.1          0.2(a)       0.5           1.1        0.8          0.8          0.8
                               =========    =========    =========     =========   ========    =========    =========

(a) The earnings as adjusted were insufficient to cover the fixed charges by $95.4 million. Excluding the $65.3 million Homestead special charge and the $55.2 million provision for loss on investment, the ratio of earnings to combined fixed charges and preferred dividends would be 1.2.
(b) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(c) The preferred dividends have been increased to show a pretax basis.
(d) Security Capital had no preferred dividends prior to 1996.
(e) Excludes  a   one-time  non-cash  dividend  of  $19.8  million  incurred  in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.